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                                  EXHIBIT 3.8

                             ARTICLES OF AMENDMENT

                                     TO THE

                           ARTICLES OF INCORPORATION

                                       OF

                          GOLDEN PHARMACEUTICALS, INC.


    Pursuant to the provisions of Section 7-110-107 of the Colorado Business Corporation Act, the undersigned hereby adopts the following Articles of Amendment to its Articles of Incorporation (the "Articles of Amendment").

The Articles of Amendment were duly adopted, as required by law by a vote of the shareholders on January 31, 1997. The number of shares voted for the Articles of Amendment was sufficient for approval.

    FIRST:   The new Article VI of the Articles of Incorporation shall be as follows:

    "The authorized number of directors of this Corporation shall be not less than 5 and not more than 9. The number of directors within this range shall be specified or stated in the Corporation's Bylaws, as may be amended from time to time. When the number of directors is changed, the Board shall determine the class or classes to which the increased or decreased number of directors in each class shall be as nearly equal in number as possible. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director.

    Effective as of the annual meeting of shareholders in 1997, the Board shall be divided into three classes, designated as Class A, Class B, and Class C, as nearly equal in number as possible, and the term of office of directors of one class shall expire at the annual meeting of shareholders, and in all cases until their successors shall be elected and shall qualify, or until their earlier resignation, removal from office, death or incapacity. The initial term of office of Class A shall expire at the annual meeting of shareholders in 1998, that of Class B shall expire at the annual meeting in 1999, and that of Class C shall expire at the annual meeting in 2000, and in all cases as to each director until his successor shall be elected and shall qualify, or until his earlier resignation, removal from office, death or incapacity.

    Subject to the foregoing, at each annual meeting of shareholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting and until their successors shall be elected and qualified. The directors remaining in office acting by a majority vote, or a sole
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remaining director, although less than a quorum, are hereby expressly delegated the power to fill any vacancies in the Board, however occurring, whether by an increase in the number of directors, death, resignation, retirement, disqualification, removal from office or otherwise, and any director shall have been chosen and until his successor shall have been elected and qualified, or until his earlier resignation, removal from office, death or incapacity."

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    IN WITNESS WHEREOF, the undersigned has executed these Articles of
Amendment this 16th day of December, 1997.

                                   GOLDEN PHARMACEUTICALS, INC.



                                   By
                                     ------------------------------------
                                     Gary Pryor, Vice President, Finance